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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NATURE'S SUNSHINE PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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NATURE'S SUNSHINE PRODUCTS, INC.
2500 West Executive Parkway, Suite 100
Lehi, UT 84043

March 28, 2014
Dear Fellow Shareholder:

        You are cordially invited to attend the 2014 Nature's Sunshine Products, Inc. Annual Meeting of Shareholders, which will be held at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, on Wednesday, May 7, 2014, at 10:00 a.m. Mountain Daylight Time.

        The matters to be acted upon at the Annual Meeting are described in the accompanying notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our annual report is also enclosed.

        Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting regardless of the number of shares you may hold. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.proxyvote.com. To limit printing and other expenses for the Company and its shareholders, shareholders will not receive a printed copy of the proxy materials unless they have previously made a permanent election to receive these materials in printed form. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

        Thank you for your continued support of Nature's Sunshine.

Sincerely,
/s/ GREGORY L. PROBERT Gregory L. Probert Chief Executive Officer and Chairman of the Board

NATURE'S SUNSHINE PRODUCTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 7, 2014

To the Shareholders of Nature's Sunshine Products, Inc.:

        Notice is hereby given that the 2014 Annual Meeting of Shareholders (the "Annual Meeting") of Nature's Sunshine Products, Inc., a Utah corporation (the "Company"), will be held at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, on Wednesday, May 7, 2014, at 10:00 a.m. Mountain Daylight Time, for the following purposes, as more fully described in the proxy statement accompanying this notice:

  1.
  To elect five directors of the Company's Board of Directors (the "Board" or the "Board of Directors"). The Company intends to present for election the following five nominees, all of whom are current directors of the Company: Willem Mesdag, Jeffrey D. Watkins, Mary Beth Springer, Robert B. Mercer and Gregory L. Probert;

  2.
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014;

  3.
  To vote on an advisory resolution to approve the compensation of the Company's named executive officers; and

  4.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Only shareholders of record as of the close of business on March 13, 2014, are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

        You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting. You may vote your shares by visiting the website http://www.proxyvote.com. To limit printing and other expenses for the Company and its shareholders, shareholders will not receive a printed copy of the proxy materials unless they have previously made a permanent election to receive these materials in printed form. For detailed information regarding voting instructions, please refer to the sections entitled "If I am a shareholder of record of Common Stock, how do I vote?" and "If I am a beneficial owner of shares held in street name, how do I vote?" beginning on page 2 of the accompanying proxy statement. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors
/s/ RICHARD D. STRULSON Richard D. Strulson
Lehi, Utah March 28, 2014	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 7, 2014

The Proxy Statement, Proxy Card and Annual Report to Shareholders are available at
 http://www.naturessunshine.com/us/company/investing/sec.aspx.

NATURE'S SUNSHINE PRODUCTS, INC.

PROXY STATEMENT
FOR
2014 ANNUAL MEETING OF SHAREHOLDERS

*
These items are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission.

i

PROXY STATEMENT
FOR
2014 ANNUAL MEETING OF SHAREHOLDERS

        The enclosed proxy is solicited on behalf of the Board of Directors of Nature's Sunshine Products, Inc., a Utah corporation, for use at the 2014 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, May 7, 2014, and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. Mountain Daylight Time at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The proxy solicitation materials are being sent on or about March 28, 2014, to our shareholders entitled to vote at the Annual Meeting. In this proxy statement, "Nature's Sunshine," the "Company," "we," "us" and "our" refer to Nature's Sunshine Products, Inc.

        Pursuant to rules of the United States Securities and Exchange Commission (the "SEC"), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the "proxy materials") and Annual Report for the year ended December 31, 2013 (referred to as the "Annual Report"), over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the "Notice"), you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.voteproxy.com. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THE 2014 ANNUAL MEETING
AND THIS PROXY STATEMENT

What is the purpose of the Annual Meeting?

        At the Annual Meeting, shareholders will vote on the following three proposals, which are summarized in the preceding notice and described in more detail beginning on page 6 of this proxy statement:

  •
  To elect five directors of the Company's Board of Directors (the "Board") (Proposal One);

  •
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal Two);

  •
  To vote on an advisory resolution to approve the compensation of the Company's named executive officers (Proposal Three); and

  •
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

 What are the Board's voting recommendations?

        Our Board of Directors recommends that you vote your shares:

  •
  FOR each of the five director nominees to the Board (Proposal One);

  •
  FOR the proposal to appoint Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal Two); and

  •
  FOR the advisory (non-binding) resolution to approve the compensation of the Company's named executive officers (Proposal Three).

Where are the Company's principal executive offices located, and what is the Company's main telephone number?

        The Company's principal executive offices are currently located at 2500 West Executive Parkway, Suite 100, Lehi, UT 84043. The Company's main telephone number is (801) 341-7900.

Who is entitled to vote at the Annual Meeting?

        The record date for the Annual Meeting is March 13, 2014. Only shareholders of record at the close of business on that date are entitled to vote at the Annual Meeting. As of March 13, 2014, 16,179,080 shares of our Common Stock, no par value per share, were outstanding and entitled to vote.

        A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

How many votes do I have?

        Each holder of Common Stock on the record date is entitled to one vote per share held. As a result, a total of 16,179,080 votes may be cast on each matter at the Annual Meeting.

What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

        Shareholder of Record.    If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

        Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in "street name." The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Common Stock, how do I vote?

        If you are a shareholder of record, you may vote using the internet, by telephone, or (if you received printed proxy materials) by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid envelope and your shares will be voted at the Annual Meeting in the manner you directed. The instructions for voting using the internet or telephone are set forth in the Notice. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting.

 If I am a beneficial owner of shares held in street name, how do I vote?

        If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the "record holder") that must be followed for the record holder to vote your shares per your instructions. Please complete and return the voting instruction card in the prepaid postage envelope provided. Please also check with your record holder to see if you are eligible to vote your shares over the internet or by telephone.

        If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is a quorum?

        A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum. Accordingly, shares representing 8,089,541 votes must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. Abstentions and "broker non-votes" will be counted for the purpose of determining whether a quorum is present for the transaction of business.

        If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

        If you are a beneficial owner of shares held in street name and do not provide the record holder with specific voting instructions, the record holder may generally vote on specified routine matters but cannot vote on non-routine matters. If the record holder does not receive instructions from you on how to vote your shares on a non-routine matter, the record holder will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." In the Annual Meeting, Proposal One (election of Directors) and Proposal Three (advisory vote on executive compensation) is considered a non-routine matter on which brokers are not empowered to vote. Accordingly, there may be broker non-votes on these proposals.

What vote is required for each item?

        Approval of Proposal One, directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. Accordingly, the five nominees receiving the highest number of votes cast will be elected as directors. Abstentions will have no effect on the outcome of the election of candidates for director. Broker non-votes will have no effect on Proposal One. Should any nominee become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

        Approval of Proposal Two requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Abstention will have no effect on the outcome of Proposal Two. The ratification of an independent registered public accounting firm is a matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Two.

        Approval of Proposal Three of an advisory resolution on the compensation of the named executive officers requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. However, Proposal Three is only advisory and the outcome of the votes is not binding on the Company and the Board of Directors. Accordingly, abstention and broker non-votes will have no effect on the outcome of Proposal Three.

What happens if I do not give specific voting instructions?

        If you are a shareholder of record and you submit your proxy, but do not specify in your proxy instructions how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

        If you are a beneficial owner of shares held in street name and you do not specify how the shares represented thereby are to be voted, your broker may generally exercise its discretionary authority to vote your shares on routine matters (Proposal Two), but your broker will not be permitted to vote your shares with respect to non-routine matters (Proposals One and Three). See also above for an explanation of "broker non-votes."

        Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy will give authority to the Board to vote on such matters at their discretion.

What if I receive more than one set of proxy materials, proxy card or voting instruction form?

        If you receive more than one set of proxy materials, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

        All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.

Can I change my vote after I have voted?

        If you are a shareholder of record, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another proxy card with a later date with the Corporate Secretary at Nature's Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, or by submitting a new vote via internet or telephone. All voting revocations or changes must be received by the Corporate Secretary prior to the Annual Meeting to be valid. If you are a shareholder of record and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.

        If you are a beneficial owner of shares held in street name, you should contact your record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your record holder.

Where can I find the voting results of the Annual Meeting?

        The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company's Report on Form 8-K following the Annual Meeting, which the Company is required to file with the Securities and Exchange Commission ("SEC") within four days of the event.

How and when may I submit a shareholder proposal for the 2015 Annual Meeting of Shareholders?

        In the event that a shareholder wishes to submit a proposal to be considered for presentation at the 2015 Annual Meeting of Shareholders and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than November 28, 2014. If the 2015 Annual Meeting of Shareholders is held on a date more than thirty calendar days from May 7, 2015, a shareholder proposal must be received a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act. In addition, the proxy solicited by the Board for the 2015 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, if we do not receive notice of such proposal prior to March 8, 2015.

        If a shareholder wishes to present a proposal at our 2015 Annual Meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to the 2015 Annual Meeting, the shareholder must give advance notice to us prior to the deadline (the "Bylaw Deadline") for the Annual Meeting determined in accordance with our amended and restated bylaws ("Bylaws"). Under our Bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 8, 2015, and no earlier than February 6, 2015, which dates are the sixtieth (60th) day and the ninetieth (90th) day, respectively, prior to the anniversary of the date of this year's Annual Meeting.

        However, if we determine to change the date of the 2015 Annual Meeting so that it occurs more than 30 days prior to, or more than 30 days after, May 7, 2015, shareholder proposals intended for presentation at the 2015 Annual Meeting, but not intended to be included in our proxy statement relating to the 2015 Annual Meeting, must be received by our Corporate Secretary no earlier than the ninetieth (90th) day prior to such Annual Meeting and no later than the (i) sixtieth (60th) day prior to such Annual Meeting or (ii) the tenth (10th) day following the day on which public disclosure of the date of the Annual Meeting is made by the Company, whichever occurs later (the "Alternate Date"). If a shareholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2015 Annual Meeting. All shareholder proposals must comply with the requirements of our Bylaws.

        To forward any shareholder proposals or notices of proposals or to receive a copy of our Bylaws, you can write to the Corporate Secretary at Nature's Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043.

Who will bear the cost of soliciting proxies?

        The Company will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, banks, broker-dealers or other similar organizations holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

 PROPOSAL ONE:
ELECTION OF DIRECTORS

General

        Directors are elected at Annual Meetings of shareholders. Historically, our Articles of Incorporation provided for a classified Board of Directors consisting of three staggered classes of directors, as equal in number as possible, to serve for three years. However, an amendment to our Articles of Incorporation to provide for the election of Directors for one-year terms expiring at the next annual meeting of shareholders was approved at the 2013 Annual Meeting by the requisite vote of shareholders. A Director appointed by the Board of Directors to fill a vacancy will serve until the next annual meeting. The seats currently occupied by Directors who have terms expiring in 2015 will be filled at the 2015 Annual Meeting of Shareholders for a one year term thereafter.

        On March 6, 2013, we announced that Michael D. Dean resigned as Chief Executive Officer and Director of the Company, effective March 31, 2013. On May 8, 2013, we announced that Mark R. Genender resigned as a Director of the Company, effective May 9, 2013. On September 6, 2013, we announced that Mary Beth Springer was appointed by the Board of Directors as a Director of the Company to fill a vacancy, effective September 4, 2013.

Director Qualifications

        The Board believes that the Board, as a whole, should possess a combination of skills, professional experience and diversity of backgrounds necessary to oversee the Company's business. In addition, the Board believes that there are certain attributes that every director should possess. Accordingly, the Board and the Nominating and Corporate Governance Committee consider the qualifications of Directors and director candidates individually and in the broader context of the Board's overall composition and the Company's current and future needs.

        To further develop the necessary attributes and skillset of the current Board, the Board has implemented a new board effectiveness and continuing education program. The Board gathered for an educational seminar with an independent governance consultant in early 2014 to initiate the process. Also, as part of the program, the Board has joined the National Association of Corporate Directors, or NACD. The NACD provides various resources to our Board members such as the following:

  •
  Proprietary research, briefings, and governance news about current and emerging issues;

  •
  Best-in-class continuing education and board training;

  •
  Prestigious director credentials and strategic board composition analysis; and

  •
  Networking with more than 14,000 directors and the nation's most authoritative governance experts.

 Nominees to Serve as Directors

        The current members of the Board of Directors, who are nominees for election to the Board, are as follows:

Name	Age	Position	Director Since
Willem Mesdag	60	Director, Lead Independent Director	2009
Jeffrey D. Watkins	53	Director	2009
Mary Beth Springer	49	Director	2013
Robert B. Mercer	62	Director	2010
Gregory L. Probert	57	Director, Chief Executive Officer and Chairman	2011

        The principal occupations and business experience, for at least the past five years, of each nominee for election to the Board as Directors are as follows:

        Willem Mesdag.    Mr. Mesdag is the Managing Partner of Red Mountain Capital Partners LLC, an investment firm based in Los Angeles, California. Prior to founding Red Mountain in 2005, Mr. Mesdag was a Partner and Managing Director of Goldman, Sachs & Co., which he joined in 1981. Prior to Goldman, Sachs he was a securities lawyer at Ballard, Spahr, Andrews & Ingersoll, which he joined in 1978. He currently serves on the boards of Destination XL, Inc. and Encore Capital Group Inc. and previously served on the boards of 3i Group plc, Cost Plus, Inc. and Skandia Group AB. Mr. Mesdag received his J.D. from the Cornell Law School in 1978 and his B.A. from Northwestern University in 1974. Having had an extensive career in international investment banking and finance and having served on the boards of a number of public and private U.S. and European companies, Mr. Mesdag brings to the Board significant expertise related to business and financial issues and corporate governance.

        Jeffrey D. Watkins.    Mr. Watkins is currently the President of Prescott Group Capital Management, LLC, a registered investment advisor, and serves as the co-manager of the Prescott Mid Cap, L.P. Mr. Watkins formerly served as a Director of Annuity and Life Re, Ltd., from 2003 until October 2009, and as a Director of Carreker Corporation, a bank consulting company, from March 2006 until April 2007. Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor. Mr. Watkins received his B.S.B.A. from the University of Tulsa in 1983. As a result of these and other professional experiences, Mr. Watkins possesses particular knowledge and experience in finance and capital structure, which strengthens the Board's collective qualifications, skills and experience.

        Mary Beth Springer.    Ms. Springer is currently a Board Member of Central Garden & Pet Company and on the Board of Trustees and Co-Chair of the Development Committee of Bryn Mawr College. Ms. Springer held various positions at The Clorox Company from 1990 to 2011, including Executive Vice President and General Manager from 2009 to 2011; Group Vice President, Chief Strategy and Growth Officer from 2007 to 2009; Group Vice President and General Manager from 2005 to 2007; Vice President and General Manager from 2002 to 2004; and Vice President, Marketing from 2000 to 2002. Ms. Springer received her A.B. from Bryn Mawr College, and her M.B.A. from Harvard Business School. Due to her expertise and experience in the consumer products market, Ms. Springer will further stimulate the Board's collective operational and growth policies and initiatives as a Director.

        Robert B. Mercer.    Mr. Mercer served as Vice President Dealer Operations for Mazda North America from May 2007 until February 2009 and as Vice President, General Counsel and Secretary for Mazda North America from November 2002 until May 2007, a position he also held with Volvo North America for approximately 20 years prior. While at Mazda, Mr. Mercer was a member of its Executive and Audit Committees, and was also responsible for Internal Audit. He has been elected to several corporate and charitable boards and currently serves as a member of the Board of Visitors of Duke Medicine, and as a Board of Director member of the Utah Chapter of Juvenile Diabetes Research Foundation. Mr. Mercer received his J.D. from the University of Maryland School of Law in 1976 and his B.A. from Duke University in 1973. Mr. Mercer brings significant operational, legal and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board's skills in these key areas.

        Gregory L. Probert.    Mr. Probert has served as the Chief Executive Officer and Chairman of the Board of Directors since October 1, 2013. On March 6, 2013, he was appointed to serve as our Interim Chief Executive Officer effective April 1, 2013, after previously being appointed as the Chairman of the Board in January 2013. He served as the Executive Vice Chairman of the Board of Directors from June 2011 to December 2012, and he served as an independent consultant to the Company from September 2010 to June 2011. Previously, he was Chairman of the Board and Chief Executive Officer of Penta Water Company from 2008, President and Chief Operating Officer of Herbalife International of America from 2003 to 2008, and Chief Executive Officer of DMX Music from 2001 to 2003. Prior to that, he held various senior positions at The Walt Disney Company from 1988. Mr. Probert received his B.A. from the University of Southern California in 1979. Mr. Probert brings to our Board significant direct selling experience, as well as extensive leadership and operational management skills in global consumer-oriented businesses, which strengthens the Board's aptitude in these key areas.

Continuing and Other Directors

        Our other current Directors are as follows:

Name	Age	Position	Director Since
Albert R. Dowden	72	Director(1)	2009
Kristine F. Hughes	75	Director, Vice Chairperson(1)	1980

(1)
Term to expire at the 2015 Annual Meeting of the Shareholders

        The principal occupations and business experience, for at least the past five years, of each continuing director after the Annual Meeting is as follows:

        Albert R. Dowden.    Mr. Dowden serves as a director of the Invesco Mutual Funds and various Reich & Tang mutual funds. Mr. Dowden is a founder and has served as managing director of The Boss Group, a Houston based private investment and management firm, since 2004. Mr. Dowden has previously served as a director of The Hertz Corporation, Volvo Group North America, Magellan Insurance Co., Genmar, National Media Corp. and CompuDyne Corp. Prior to these positions, Mr. Dowden served as President and Chief Executive Officer of Volvo Group North America, Inc. and Senior Vice President of its Swedish parent company, AB Volvo until 1998. Prior to joining Volvo in 1974 as General Counsel to its North American operations, he practiced law with the New York-based international law firm of Rogers & Wells (now Clifford Chance). Mr. Dowden received his J.D. from New York University School of Law in 1966 and his B.A. from Middlebury College in 1963. Mr. Dowden's extensive operational, legal and corporate governance experience involving consumer-oriented public companies enhances the Board's knowledge and skill in these key areas.

        Kristine F. Hughes.    Ms. Hughes has served as the Vice Chairperson of our Board of Directors since January 2013. Previously, she served as the Chairperson of our Board of Directors from December 1984 to December 2012. She was a co-founder in 1972 of Hughes Development Corporation, a predecessor of our Company, and has served as an officer or director of our Company and its predecessors since 1980. Ms. Hughes is the spouse of Eugene L. Hughes, one of our founders and a director emeritus. Ms. Hughes' extensive experience as a co-founder, senior officer and member of the Board of Directors provides her with industry-specific management and governance knowledge and skills that strengthen the Board's collective qualifications, skills and experience.

CORPORATE GOVERNANCE

Director Independence

        The Board of Directors has determined that all of its current directors and nominees for election at the Annual Meeting, except Mr. Probert and Ms. Hughes, are independent directors under the current standards for "independence" established by NASDAQ. In making this determination, our Board considered Mr. Mesdag's affiliation with Red Mountain Capital Management, Inc., one of our shareholders, and Mr. Watkins' affiliation with Prescott Group Capital Management, LLC, one of our shareholders.

Board Committees

        The Board of Directors has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each standing committee operates under a written charter adopted by the Board. You can access the current committee charters on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Lehi, Utah 84043.

        The Board has determined that the committee chairs and members are independent under the current standards for "independence" established by NASDAQ. The current members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Albert R. Dowden	x		Chair
Robert B. Mercer	Chair	x	x
Willem Mesdag			x
Jeffrey D. Watkins	x	Chair	x
Mary Beth Springer	x	x

        The Audit Committee.    The Audit Committee oversees our financial statements, preparation process and related compliance matters and performance of the internal audit function. The Committee is also responsible for engagement and oversight of our independent registered public accounting firm and reviews the adequacy and effectiveness of our internal control system and procedures. Our Board of Directors has determined that the majority of current members of our Audit Committee are audit committee financial experts, as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

        The Compensation Committee.    The Compensation Committee reviews compensation policies applicable to executive officers and board members, establishes the compensation to be paid to our Chief Executive Officer and Chairman and determines the compensation and benefits of all Directors on the Board. The Chief Executive Officer makes recommendations to our Compensation Committee with respect to the compensation of our other executive officers, and the Compensation Committee considers such recommendations in establishing the officers' compensation. The Compensation Committee establishes the compensation to be paid to our Chief Executive Officer without input from the Chief Executive Officer. At the discretion of the Committee, compensation packages for the Chief Executive Officer, when appropriate, are submitted to the Board of Directors for final approval. In addition, the Compensation Committee evaluates the performance of our executive officers versus agreed upon objectives and administers or makes recommendations to the Board with respect to the administration of the Company's equity-based and other incentive compensation plans.

        The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company's executive officers and other key employees. The Compensation Committee retained the services of F.W. Cook, a leading compensation consulting firm, to provide advice and recommendations regarding the Company's executive compensation programs, including equity compensation practices and cash compensation structure for executive officers. F.W. Cook also provides advice to the Compensation Committee with respect to the compensation and benefits of Directors of the Board.

        The Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors about the size and composition of the Board or any of its committees, evaluates nominations received from shareholders, and develops and recommends to the Board corporate governance principles applicable to our Company. In selecting or recommending candidates, the Nominating and Corporate Governance Committee takes into consideration any criteria approved by the Board, which may be set forth in any corporate governance guidelines adopted by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

        The Nominating and Corporate Governance Committee may also consider director candidates proposed by management and by shareholders of the Company. Recommendations for consideration by the Nominating and Corporate Governance Committee, including recommendations from shareholders of the Company, should be sent in writing, together with appropriate biographical information concerning each proposed nominee, to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The Nominating and Corporate Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bylaws. Our Bylaws require, among other things, an advance written notice of the nomination in writing of not later than the sixtieth (60th), nor earlier than the ninetieth (90th) day, from the date of the annual meeting. This notice must also include certain information relating to the nominee and the nominating shareholders as described more fully in our Bylaws.

Board Structure and Risk Oversight

Leadership Structure of the Board

        Under our bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate. Prior to March 31, 2013, two different individuals served in these two positions: Michael Dean as the Chief Executive Officer and Gregory Probert as the Executive Chairman of the Board. On March 6, 2013, we announced the resignation of Mr. Dean as our Chief Executive Officer and Director, effective as of March 31, 2013, and the appointment of Mr. Probert as the Interim Chief Executive Officer, effective as of April 1, 2013. Mr. Probert was subsequently appointed as the Chief Executive Officer, effective October 1, 2013. Accordingly, Mr. Probert will have served as both our principal executive officer and Chairman of the Board beginning on April 1, 2013. The Board believes that Mr. Probert's role as the Chief Executive Officer will provide stability and continuity to the day-to-day operations of the Company in a time of transition given his in-depth understanding of our business operations.

        As our Chairman, Mr. Probert is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. In addition, all of our directors are independent under applicable NASDAQ corporate governance rules, except for Ms. Hughes and Mr. Probert. The Board believes that the independent directors provide effective oversight of management. In addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions without any members of management present. Furthermore, the independent directors have selected Willem Mesdag as the "Lead Independent Director" to coordinate and manage the activities of independent directors. The specific responsibilities of the Lead Independent Director include to:

  •
  call, set agenda and preside over meetings of independent directors;

  •
  consult with the Chairman on the content of the agenda for board and shareholder meetings;

  •
  coordinate and lead the relevant activities of the Board on matters in which the Chairman has a conflict of interest;

  •
  review the performance of the Chairman, following consultation with independent directors;

  •
  recommend to the Chairman or approve, if appropriate, the retention of outside advisers and consultants to the Board; and

  •
  perform such other duties as the Board may delegate to the Lead Independent Director.

        We believe that our leadership structure of the Board, including the combination of the Chairman and Chief Executive Officer positions, is appropriate because it provides both unified and consistent leadership and, combined with the Lead Independent Director, effective independent oversight and expertise in the management of our complex operations as a consumer product and direct-selling business.

Board's Role in the Oversight of Risk Management

        The Board of Directors is primarily responsible for assessing risks associated with the Company's business. However, the Board delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management the Company's policies and procedures with respect to risk assessment and risk management, including reviewing certain risks associated with our financial and accounting systems, accounting policies, investment strategies, regulatory compliance, insurance programs, and other matters. Under the direction of the Audit Committee, the Company's internal audit department assists the Company in the evaluation and improvement of the effectiveness of risk management. In addition, under the direction of the Board and certain of its committees, the Company's legal department assists in the oversight of corporate compliance activities. As discussed under "Risk Assessment of Compensation Programs," the Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks. In addition, the Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. On a regular basis and from time to time as necessary or appropriate, updates are provided by these groups to the Board of Directors regarding their risk assessment and risk management activities and other risk-related matters.

Board Meetings in Fiscal Year 2013

        During fiscal year 2013, our Board of Directors held four formal regular meetings and numerous informal informational sessions. Each member of the Board of Directors during fiscal year 2013 attended or participated in 75 percent or more of the aggregate of (i) the total number of regular meetings of the Board of Directors held during the fiscal year or the portion thereof following such person's appointment to the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the fiscal year or the portion thereof following such person's appointment to one or more of those committees.

        During fiscal year 2013, the Audit Committee held five formal meetings, as well as numerous informal informational sessions, the Compensation Committee held four formal meetings, as well as numerous informal meetings, and the Nominating and Corporate Governances Committee held two formal meetings.

Annual Meeting Attendance

        Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the Annual Meetings of shareholders, directors are encouraged to attend such meetings. At the Annual Meeting of shareholders held in fiscal year 2013, all seven of our then directors were in attendance.

Communications with Directors

        We have not in the past adopted a formal process for shareholder communications with the Board of Directors. Nevertheless, the directors have endeavored to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Communications to the Board of Directors may be submitted in writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees thereof, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Company, including the Chief Executive Officer, as appropriate.

Code of Ethics

        We adopted a revised Code of Conduct on November 6, 2013, that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and senior financial and accounting officers. The material changes to the Code were to (i) add an introductory letter from the Chairman and CEO, (ii) clarify existing principles and policies contained within the Code and (iii) add new sections to address (a) the importance of meeting quality standards, (b) workplace violence, (c) protecting Company property, (d) social media, (e) money laundering, (f) political and charitable activities, (g) environmental sustainability and (h) corporate citizenship. In addition to these material changes, several immaterial changes were made to enhance the presentation of the principles and policies contained within the Code. A copy of our Code of Conduct is available on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. We intend to post on our internet website all amendments to, or waivers from, our Code of Conduct that are required to be disclosed by applicable law.

Director Compensation

        The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during the 2013 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)
(a)	(b)	(c)	(d)	(g)	(h)
Kristine F. Hughes	75,000	37,127	—	18,500	130,627
Albert R. Dowden	68,000	37,127	—	750	105,877
Mary Beth Springer	22,500	—	190,000	750	213,500
Willem Mesdag	68,000	37,127	—	—	105,127
Robert B. Mercer	80,500	37,127	—	750	118,377
Jeffrey D. Watkins	72,167	37,127	—	—	109,294

(1)
Consists of retainer fees for service as a member of the Board paid on a monthly basis. The aggregate payments include the following categories of payments:

Name	Retainer ($)	Vice Chairperson Additional Retainer ($)	Committee Member Additional Retainer ($)	Total ($)
Kristine F. Hughes	50,000	25,000	—	75,000
Albert R. Dowden	50,000	—	18,000	68,000
Mary Beth Springer	16,667	—	5,833	22,500
Willem Mesdag	50,000	—	18,000	68,000
Robert B. Mercer	50,000	—	30,500	80,500
Jeffrey D. Watkins	50,000	—	22,167	72,167
(2)
On May 8, 2013, the Board approved restricted stock unit grants (RSUs) of 2,879 shares of our Common Stock for each non-executive Director. The RSUs vest in 12 monthly installments over a one year period from the grant date subject to accelerated vesting upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director's separation from the Board or the expiration of the 2-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in column (c) above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718.

On August 29, 2013, the Company paid a special one-time cash dividend of $1.50 per common share. In accordance with the provisions of the Company's stock incentive plans, additional RSUs were awarded based on the closing share price on the ex-dividend date in order to prevent a dilution of benefits or potential benefits intended to be made available to the RSU holders. Therefore, an additional 245 shares of RSUs were issued to compensate the Directors for the previously made 2013 RSU grants and no additional share-based compensation expense was recorded. See Note 10 to the Notes to Consolidated Financial Statements set forth in Item 1 of the 2013 Annual Report filed with the SEC on Form 10-K filed on March 17, 2014 for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.

(3)
On September 4, 2013, the Board approved option grants to purchase 25,000 shares of our Common Stock for Mary Beth Springer, who joined the Board of Directors in September 2013. Each option has a maximum term of 10 years and vested and became exercisable upon issuance. The amount reflected in column (3) above represents the grant date fair value of such option award calculated in accordance with FASB ASC Topic 718. See Note 10 to the Notes to

  Consolidated Financial Statements set forth in Item 8 of the 2013 Annual Report filed with the SEC on Form 10-K filed on March 17, 2014 for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.

(4)
"All Other Compensation" includes the following amounts paid by the Company for the fiscal year ended December 31, 2013:

Name	Life Insurance Premiums ($)	Product Credit* ($)	Total ($)
Kristine F. Hughes	17,750	750	18,500
Albert R. Dowden	—	750	750
Mary Beth Springer	—	750	750
Willem Mesdag	—	—	—
Robert B. Mercer	—	750	750
Jeffrey D. Watkins	—	—	—

*
Represents credits to purchase the Company's products.

        On May 3, 2012, the Board adopted a new non-employee director compensation plan that became effective on May 4, 2012. Under the revised program, each non-employee director receives an annual grant of a restricted stock unit award with a grant date value equal to $45,000 (based on the closing selling price of our common stock on the grant date). Each such award vests in 12 equal successive monthly installments over the 1-year period measured from the grant date subject to continued Board service and accelerates in full upon a change in control. The shares that vest under each award are delivered to the director upon the earlier of the director's separation from the Board or the expiration of the 3-year period measured from the grant date.

        Each non-employee Board member receives an annual retainer of $50,000 (pro-rated for any partial year of service). In addition, each member of the Audit Committee receives a retainer of $10,000 with the Chairperson receiving an additional $10,000; each member of the Compensation Committee receives an additional retainer of $7,500 with the Chairperson receiving an additional $7,500; each member of the Nominating and Corporate Governance Committee receives an additional retainer of $3,000 with the Chairperson receiving an additional $5,000.

        Expenses.    Board members were reimbursed for travel and other expenses incurred in connection with their duties as directors to the extent such expenses were submitted to the Company for reimbursement.

        The table below summarizes the equity-based awards held by the Company's non-employee directors as of December 31, 2013.

Name	Number of Securities Underlying Restricted Stock Units	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Un-exercisable	Exercise Price of Options Exercisable ($)	Expiration Date of Options Exercisable
Kristine F. Hughes	6,461	—	—	—	—
Albert R. Dowden	6,461	25,000	—	3.85	9/24/2019
Willem Mesdag	6,461	25,000	—	3.85	9/24/2019
Robert B. Mercer	6,461	25,000	—	7.28	10/14/2020
Jeffrey D. Watkins	6,461	25,000	—	3.85	9/24/2019
Mary Beth Springer	—	25,000	—	17.83	9/4/2023

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR the election of each of the foregoing nominees to the Board of Directors.

 PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Our Board of Directors has, subject to shareholder approval, retained Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. Deloitte & Touche LLP also served as our independent registered public accounting firm for fiscal year 2013. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

        We engaged Deloitte & Touche LLP as our independent registered public accounting firm on February 2, 2007. The table below presents the aggregate fees incurred by the Company during the fiscal years ended December 31, 2013 and 2012 for professional services rendered by Deloitte & Touche LLP. All of the fees below were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence and has concluded that it is.

	2013	2012
Audit Fees(1)	905,000	$870,000
Audit-Related Fees(2)	100,000	62,000
Tax Fees(3)	390,000	406,000
All Other Fees	—	—

Total Fees	1,395,000	$1,338,000

(1)
Reflects aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's consolidated financial statements for the fiscal years ended December 31, 2013 and 2012.

(2)
During the fiscal years ended December 31, 2013 and 2012, Deloitte & Touche provided services for audit related activities related to statutory audits.

(3)
Reflects aggregate fees billed by Deloitte & Touche LLP for tax services for the fiscal years ended December 31, 2013 and 2012 related to tax compliance and international tax guidance.

Pre-Approval Policies and Procedures

        The Company reviews a schedule of audit and non-audit services expected to be performed by the Company's independent registered public accounting firm in a given fiscal year. In addition, the Audit Committee may delegate authority to its Chairperson to pre-approve certain additional audit and non-audit services rendered by Company's independent registered public accounting firm (other than services that have been generally pre-approved by the Audit Committee) during the period between meetings of the Audit Committee. The Chairperson must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2013, 100 percent of the aggregate amounts set forth above under the captions "Audit-Related Fees," "Tax Fees," and "All Other Fees" were pre-approved by the Chairperson of the Audit Committee and subsequently reported to the Audit Committee in accordance with the procedures set forth above.

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP

AUDIT COMMITTEE REPORT

        In connection with the audited financial statements as of and for the year ended December 31, 2013, the Audit Committee (i) has reviewed and discussed the audited financial statements with management, (ii) has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 16, "Communications with Audit Committees," as adopted by the Public Company Accounting Oversight Board, or any successful standard and (iii) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm's independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

Submitted by:
Robert B. Mercer
Albert R. Dowden
Jeffrey D. Watkins
Mary Beth Springer

        The information contained in the above report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

 PROPOSAL THREE:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the "Dodd-Frank Act"), the Company's shareholders are entitled to vote to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Based upon the outcome of our 2011 say-on-pay frequency vote, the Company will hold an annual advisory say-on-pay vote until the next say-on-pay frequency vote which, in accordance with applicable law, will occur no later than the Company's Annual Meeting of stockholders in 2017. However, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board or the Compensation Committee.

        As described in the section titled "Compensation Discussion and Analysis," the Company's executive compensation programs are designed to attract, retain and reward executives whose contributions support the Company's long-term success by linking executive compensation to Company performance. These programs have been designed to ensure alignment of management's action with shareholder interests. Shareholders are urged to read the "Compensation Discussion and Analysis" section of this proxy statement, which more thoroughly discusses how we believe our compensation policies and procedures complement our compensation philosophy. The Board and our Compensation Committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

        Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company's executive officers.

        The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement.

        We are asking our shareholders to vote for the following resolution:

          "RESOLVED, the compensation of the Company's named executive officers as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion, is hereby APPROVED."

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of our Common Stock as of February 1, 2014, except as otherwise stated, by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (2) each of our directors, (3) each of our named executive officers in the Summary Compensation Table, and (4) all directors and executive officers of the Company as a group. As of February 1, 2014, there were 16,079,080 shares of Common Stock issued and outstanding. To our knowledge and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder's address is c/o Nature's Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043.

Name and Address of Beneficial Owner	Number of Shares(1)	Percent of Class(2)
Beneficial Owners of More than 5%
Red Mountain Capital Management, Inc.(3) 10100 Santa Monica Blvd., Suite 925 Los Angeles, CA 90067	2,435,877	15.1%
Prescott Group Capital Management, LLC(4) 1924 South Utica, Suite 1120 Tulsa, OK 74104	1,865,383	11.6%
Nelson Obus(5) c/o Wynnefield Capital Management, LLC 450 Seventh Avenue, Suite 509 New York, New York 10123	1,608,081	10.0%
First Wilshire Securities Management, Inc.(6) 1224 East Green Street, Suite 200 Pasadena, CA 91106	1,356,960	8.4%
Paradigm Capital Management, Inc.(7) 9 Elk Street Albany, NY 12207	1,356,600	8.4%
Directors and Executive Officers
Willem Mesdag, Lead Independent Director(8)	2,464,214	15.3%
Jeffrey D. Watkins, Director(9)	1,893,720	11.8%
Kristine F. Hughes, Vice Chairperson of the Board(10)	963,679	6.0%
Gregory L. Probert, Chairman and Chief Executive Officer(11)	258,166	1.6%
D. Wynne Roberts, President & Chief Operating Officer(12)	103,125	*
Steve Bunker, Executive Vice President, Chief Financial Officer & Treasurer(13)	93,706	*
Robert B. Mercer, Director(14)	29,452	*
Albert R. Dowden, Director(15)	29,337	*
Mary Beth Springer, Director(16)	25,000	*
Richard D. Strulson, Executive Vice President, General Counsel and Chief Compliance Officer	—	*
Matthew L. Tripp, Chief Scientific Officer	—	*
All Directors and named executive officers as a group (11 persons)(17)	5,860,399	36.4%

*
Less than one percent.

(1)
All entries exclude beneficial ownership of shares that are issuable pursuant to awards that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of February 1, 2014.

(2)
Calculated based on 16,079,080 shares of our Common Stock outstanding on February 1, 2014, with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

(3)
Based on Schedule 13 F-HR filed with the SEC on February 14, 2014, includes 2,435,877 shares held by Red Mountain Capital Partners II, L.P. ("RMCP II") and Red Mountain Capital Partners III, L.P. ("RMCP III"). RMCP GP, LLC ("RMCP GP") is the general partner of each of RMCP II and RMCP III, and Red Mountain Capital Partners, LLC ("RMCP LLC") is the managing member of RMCP GP. Red Mountain Capital Management, Inc. ("RMCM") is the managing member of RMCP LLC, and Willem Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM. Each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have voting and dispositive power over, 2,435,877 shares. Each of RMCP II, RMCP III, RMCP GP, RMCP LLC, RMCM and Mr. Mesdag, however, disclaims beneficial ownership of these shares. In addition, RMCP II disclaims beneficial ownership of any securities held directly by RMCP III, and RMCP III disclaims beneficial ownership of any securities held directly by RMCP II.

(4)
Based on Schedule 13F-HR filed with the SEC on February 14, 2014, includes 1,865,383 shares purchased by Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively, the "Small Cap Funds") through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. ("Prescott Master Fund"), of which the Small Cap Funds are general partners. As general partner of the Small Cap Funds, Prescott Group Capital Management, LLC ("Prescott Capital") may be deemed to beneficially own 1,865,383 shares. As the principal of Prescott Capital, Phil Frohlich may also be deemed to beneficially own the 1,865,383 shares held by Prescott Master Fund. Each of Prescott Capital and Mr. Frohlich, however, disclaims beneficial ownership of these shares. Prescott Capital and Mr. Frohlich have the sole voting and dispositive power over these shares.

(5)
Based on Schedule 13G/A filed with the SEC on February 14, 2014, includes 503,431 shares held by Wynnefield Partners Small Cap Value, L.P., 738,430 shares held by Wynnefield Partners Small Cap Value, L.P. I, 321,309 shares held by Wynnefield Small Cap Value Offshore Fund, Ltd., and 44,911 shares held by Wynnefield Capital, Inc. Profit Sharing Plan. Wynnefield Capital Management, LLC has an indirect beneficial interest in the shares held by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I, and Wynnefield Capital, Inc. have an indirect beneficial interest in the shares held by Wynnefield Small Cap Value Offshore Fund, Ltd. As co-managing member of Wynnefield Capital Management, LLC, principal executive officer of Wynnefield Capital, Inc., general partner of Channel Partnership II, L.P. and portfolio manager of Wynnefield Capital, Inc. Profit Sharing Plan, Mr. Obus may be deemed to have beneficial ownership in, and to have sole voting and dispositive power over, 1,608,081 shares. Mr. Obus, however, disclaims any beneficial ownership of these shares.

(6)
Based on Schedule 13G/A filed with the SEC on February 18, 2014, First Wilshire Securities Management, Inc. beneficially owns 1,356,960 shares, of which it has sole voting power over 245,632 shares and sole dispositive power over 1,356,960.

(7)
Based on Schedule 13G/A filed with the SEC on February 14, 2014, Paradigm Capital Management, Inc. has sole voting and dispositive power over these shares.

(8)
Includes options exercisable for 25,000 shares and vested awards for 3,337 shares of Common Stock within 60 days of February 1, 2014. See Footnote 5 above. Mr. Mesdag's address is c/o Red Mountain Capital Partners, LLC, 10100 Santa Monica Blvd., Suite 925, Los Angeles, CA 90067.

(9)
Includes 1,865,383 share beneficially owned by Prescott Group Capital Management, LLC. As president of Prescott Group Capital Management, LLC, Mr. Watkins may be deemed to beneficially own, and to have shared voting and dispositive power over, these shares. See also Footnote 3 above. Mr. Watkins's address is c/o Prescott Group Capital Management, LLC,

  1924 South Utica, Suite 1120, Tulsa, OK 74104. In addition, includes options exercisable for 25,000 shares and vested awards for 3,337 shares of Common Stock within 60 days of February 1, 2014.

(10)
Includes (i) 79,352 shares that Mr. Hughes holds indirectly, (ii) 16,335 shares that Ms. Hughes holds directly and (iii) 864,655 shares held by various family trusts, of which Mr. and Ms. Hughes are co-trustees and beneficiaries. Both Mr. and Ms. Hughes have shared voting and dispositive power over these shares. In addition, includes vested awards for 3,337 shares of Common Stock within 60 days of February 1, 2014.

(11)
Includes options exercisable for 229,166 of Common Stock within 60 days of February 1, 2014. On October 4, 2013, the Board of Directors appointed Mr. Probert as the Chief Executive Officer of the Company effective October 1, 2013.

(12)
Includes options exercisable for 103,125 shares of Common Stock within 60 days of February 1, 2014.

(13)
Includes options exercisable for 93,688 shares of Common Stock within 60 days of February 1, 2014 and 18 shares that Mr. Bunker holds directly.

(14)
Includes options exercisable for 25,000 shares and vested awards for 3,337 shares of Common Stock within 60 days of February 1, 2014.

(15)
Includes options exercisable for 25,000 shares and vested awards for 3,337 shares of Common Stock within 60 days of February 1, 2013.

(16)
Includes options exercisable for 25,000 shares of Common Stock within 60 days of February 1, 2014.

(17)
Includes options exercisable for 550,979 shares and vested awards for 16,685 shares of Common Stock within 60 days of February 1, 2014.

Changes in Control

        We are not aware of any other arrangement or event, the occurrence of which would result in a change in control of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such directors, officers and 10 percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, officers and 10 percent shareholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2013, except as follows: D. Wynne Roberts, Willem Mesdag, Albert R. Dowden, Kristine F. Hughes, Robert B. Mercer, and Jeffrey D. Watkins each filed one late report on Form 4 covering one reportable transaction.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides disclosure about the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze each element of the compensation provided to our current Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer and the other executive officers named in the Summary Compensation Table which follows this discussion; these individuals are referred to as the named executive officers. The Compensation Committee of our Board of Directors generally administers the compensation programs for our named executive officers. However, our Board of Directors approves the base salary and cash bonus of our Chief Executive Officer.

  Executive Summary

        The Company's overarching compensation goal is to reward our executives in a manner that supports a strong pay-for-performance philosophy, while maintaining an overall level of compensation that allows us to attract and retain a talented executive team.

        Our compensation decisions for 2013, and their relation to Company performance may be summarized as follows:

  •
  The Company employed a new CEO, a new Executive Vice President, General Counsel and Chief Compliance Officer and a new Chief Scientific Officer.

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  The Company's consolidated net sales increased 2.9 percent to $378.1 million in 2013. In local currency, net sales increased by 3.7 percent compared to 2012, as fluctuations in foreign exchange rates had a $3.0 million unfavorable impact on net sales for 2013. The Company excludes the impact of foreign exchange rates when assessing its financial results for compensation purposes. Operating income decreased approximately to $24.3 million during the year ended December 31, 2013.

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  We target total cash and direct compensation at or below the peer median, with exceptions made for experienced new executive officers.

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  We continue to structure a substantial portion of the total direct compensation of our named executive officers in the form of annual performance-based cash incentive and long-term stock-based compensation. This allows us to create a positive relationship between our operational performance and shareholder return.

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  Our annual bonus plan is designed to ensure that a significant portion of total cash compensation of our named executive officers is performance-based. As a result of our financial performance, we paid significantly lower bonuses to our named executive officers for 2013, which ranged from 16% to 41% of total cash compensation. This reflects the Company's commitment to pay-for-performance, as we did not pay bonuses at target since goals were not achieved in full.

  •
  We granted equity awards in 2013 that vest in part based on attainment of aggressive performance goals measured in terms of our compounded annual revenue growth rate, a metric that we believe aligns this element of our executives' compensation with the interest of our shareholders.

  •
  In November 2011, the Compensation Committee retained F.W. Cook, a leading compensation consulting firm, to conduct a comprehensive benchmark study and advise the committee on structuring executive compensation to ensure that our compensation continues to retain and motivate our executive officers, and at the same time reinforces the Company's strategic objectives. F.W. Cook's study found that base salaries and total target cash compensation for our named executive officers were at or below the 25th percentile of market. Although the equity awards (based on the grant date fair value of the awards) were at approximately the 75th percentile, total direct compensation was below the median. A new market compensation analysis was not performed in 2013, but a report (the "Executive Compensation Report") prepared by F.W. Cook in January 2012 was referenced for context in 2013 compensation decisions.

  Compensation Policy for Executive Officers.

        We have designed the various elements comprising the compensation packages of our executive officers to achieve the following objectives:

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  attract and retain qualified executives who will help the Company meets its goals;

  •
  reflect individual accomplishments and contributions to the Company as well as overall Company performance; and

  •
  align each executive officer's interests with those of the Company's shareholders.

        The Compensation Committee seeks to achieve these objectives by:

  •
  Establishing a compensation structure that is both market competitive and internally fair;

  •
  Linking a substantial portion of compensation to the Company's financial performance and the individual's contribution to that performance;

  •
  Providing below-target compensation for underachievement and upward leverage for exceptional performance; and

  •
  Providing long-term equity-based incentives and encouraging direct share ownership by executive officers.

        For our compensation programs, the Compensation Committee utilizes a combination of cash and equity incentive programs under which the compensation of the executive officers will vary with our performance and the market price of our common stock. The general objective is to target cash compensation (base salary plus performance-based annual target bonus) per executive officer near the 50th percentile of the comparable position at an identified peer group, and to target total direct compensation (which includes the grant-date fair value of the executive officer's long-term equity awards, annualized for any multi-year award) near the median of the comparable position at the peer group. However, the actual levels at which we may set compensation for a particular executive officer may vary somewhat from those targeted percentiles based on the Company's overall financial performance and an evaluation of each executive officer's individual performance level, experience and his or her potential contribution to the Company's future growth. Also, actual pay may be below the levels targeted if performance is below our annual goals, as was the case in 2013.

  Setting Executive Compensation

        Major compensation decisions for each fiscal year, including base salary adjustments, the determination of target annual bonus opportunities and the determination of long-term equity incentive awards, are generally made by the Compensation Committee during the first quarter of the current year. For the 2013 fiscal year, such decisions were made in March 2013. The principal factors that the Compensation Committee considers when setting the compensation levels for the named executive officers are as follows:

  •
  Comparison of the Company's performance against certain operational and qualitative goals identified in the Company's strategic plan;

  •
  Comparative market data;

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  Our Chief Executive Officer's recommendations for the other named executive officers;

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  Individual performance as assessed by the Compensation Committee, with input from the Chief Executive Officer as to the named executive officers other than himself; and

  •
  Tenure, scope of responsibilities, experience and qualifications, future potential and internal pay equity.

        Impact of 2013 Say-on-Pay Vote:    The most recent shareholder advisory vote on executive officer compensation required under the federal securities laws was held on May 8, 2013, after the Compensation Committee had approved the 2013 compensation of the named executive officers. More than 93 percent of the votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company's proxy statement dated March 29, 2013. Based on that level of shareholder approval, the Compensation Committee decided not to make any material changes to the Company's compensation philosophies, policies and practices for the remainder of the 2013 fiscal year. However, the Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation in order to determine whether any subsequent changes to the Company's executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes. Based on the voting preference of our shareholders, the frequency of future Say-on-Pay votes will be every year.

        Role of External Advisor:    In November 2011, the Compensation Committee engaged the services of F. W. Cook, a leading consulting firm in the area of executive compensation, to conduct an independent comprehensive benchmark study of executive compensation practices at the Company against other comparable public companies in our industry. The Compensation Committee retained F.W. Cook directly, although in carrying out its assignments, F.W. Cook interacted with our management to the extent necessary and appropriate. However, F.W. Cook has not been retained to perform any consulting or advisory services for our management and did not have any potential business conflicts that would affect its role as an independent advisor.

        Benchmarking:    In setting executive officer compensation for 2013, the Compensation Committee referenced the Executive Compensation Report. The Executive Compensation Report benchmarked the compensation paid by comparable U.S.-based specialty retail and personal products companies to their executive officers.

        The peer companies utilized for such benchmarking purposes were selected by the Compensation Committee, in accordance with the recommendation of F.W. Cook, on the basis of objective industry classifications and financial size criteria (revenue and market capitalization at the time the study began in November 2011). The Compensation Committee believes that all of the peer companies represent primary competitors for executive talent and investment capital. Competitive comparisons are based on a peer group of 20 publicly traded U.S.-based specialty retail and personal products companies, of which Schiff Nutrition and Parlux Fragances have since been acquired and are no longer publicly-held entities and Smart Balance has changed its name to Boulder Brands since the benchmarking was performed. Nature's Sunshine's revenue is near the median of the peers.

        The companies in the peer group are listed below:

NuSkin	NutriSystem
Revlon	Prestige Brands
Elizabeth Arden	Medifast
Hain Celestial	Synutra
Blyth	Boulder Brands f/k/a Smart Balance
Vitamin Shoppe	Vitacost.com
USANA Health Sciences	Schiff Nutrition (Acquired 12/12)
Inter Parfums	Omega Protein
Perfumania Holdings	Mannatech
Nutraceutical	Parlux Fragrances (Acquired 4/12)

        Role of Management:    As in prior years, our Chief Executive Officer presented to the Compensation Committee his recommendations for 2013 base salaries, bonuses and equity grants for the named executive officers (other than himself), taking into consideration the expected total cash compensation for such officers for 2013 and the comparative market data for total cash compensation for comparable positions. These recommendations were based on the Company's performance measured in terms of the sales revenue and operating income levels attained by the division for which the executive was primarily responsible, where applicable, or by the Company as a whole, as well as the executive's performance against individual performance objectives, and the comparative analysis of the Company's compensation practice to market for each such officer. The Compensation Committee discussed these recommendations with the Chief Executive Officer and made the final determination on the base salaries, bonuses and equity grants for these officers based on these recommendations and its review of the Executive Compensation Report, with such adjustments as it deemed appropriate. The Compensation Committee recommended to our Board of Directors the base salary and cash bonus for our Chief Executive Officer. The Board approved the Chief Executive Officer's compensation as recommended by the Compensation Committee.

        Elements of Compensation.    Each executive officer's compensation package consists of three elements: (i) a base salary, (ii) a cash bonus based upon Company financial performance and the individual officer's personal performance, and (iii) participation in long-term, stock-based incentive awards, in the form of stock options. In addition, the named executive officers are provided with certain benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain specified circumstances, as more fully described below.

        Each of the major elements comprising the compensation package for executive officers (salary, bonus and equity) is designed to achieve one or more of the Company's overall objectives in fashioning a competitive level of compensation, tying compensation to performance and establishing a meaningful and substantial link between each executive officer's compensation and our long-term financial success.

        There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the Chief Executive Officer's compensation and that of the other named executive officers. Instead, the mix of compensation for each named executive officer is based on a review of the market data and a subjective analysis of that individual's performance and contribution to the Company's financial performance. Our mix of compensation elements is designed to reward results and motivate long-term performance through a combination of cash and equity incentive awards.

        Base Salary.    Base salary is intended to attract and retain qualified executives and to provide a level of security and stability from year to year and is not dependent to any material extent on the Company's financial performance. We target base salaries and target bonus (total target cash) to be in the 50th percentile compared to our peer group. The Executive Compensation Report indicated that base salaries for certain of our executive officers were below the 50th percentile.

        After reviewing financial performance, the Executive Compensation Report and the CEO's recommendations, the Compensation Committee approved and awarded salary increases as follows (Mr. Probert's salary increase was approved by the Board of Directors based upon the Compensation Committee's recommendation at the time of his appointment as Interim Chief Executive Officer and full-time status effective April 1, 2013. Mr. Probert had previously been serving as Executive Chairman of the Board with a 50% time commitment. Mr. Probert was subsequently appointed Chief Executive Officer effective October 1, 2013, with no salary adjustment.):

Name	Base Salary as of December 31, 2013 ($)	Base Salary as of January 1, 2013 ($)	Percentage Increase (%)
Gregory L. Probert	525,000	240,000	118.8
Steve Bunker	305,000	265,000	15.1
D. Wynne Roberts	415,000	325,000	27.7
Richard D. Strulson	305,000	—	0.0
Matthew L. Tripp	275,000	—	0.0

        Mr. Strulson and Mr. Tripp were not employees as of January 1, 2013. Their base salary was negotiated in connection with commencement of employment with the Company subsequent to that date. The Compensation Committee believed that these salaries were market competitive and accordingly no adjustments were made to their salaries in 2013. Mr. Roberts and Mr. Bunker received market base salary adjustments due to their base salaries being significantly below the market median. Mr. Bunker's target bonus was also reduced from 75% to 55% in connection with this market adjustment. His total target cash increase was 1.9% for 2013.

        Cash Bonus.    The cash bonus program is designed to advance a pay-for-performance policy by bringing the total cash compensation for our executives to target in a typical year and to exceed target when justified by Company performance. For 2013, we targeted total cash compensation (base salary plus target bonuses) to be near the median range of our peer group, referencing the Executive Compensation Report.

        For 2013, the Compensation Committee adopted a performance-based bonus plan, with 65% of the bonus based on the attainment of corporate financial performance goals and 35% based on the Compensation Committee's subjective evaluation of performance against individual objectives to take into account accomplishments not directly accounted for by an analysis of the Company's financial performance. In addition, the Compensation Committee retained the discretion to increase or decrease the aggregate bonus amount to be paid to any individual under the bonus plan by up to 10% of that person's aggregate target, based on its subjective evaluation of general corporate and individual performance.

        The 2013 target bonuses (as a percentage of base salary) for each named executive officer are as follows:

Name	Target Bonus (as % of Base Salary)
Gregory L. Probert	100%
Steve Bunker	55%
D. Wynne Roberts	75%
Richard D. Strulson	55%
Matthew L. Tripp	50%

        The portion of the bonus to be based on the attainment of corporate financial performance goals required attainment of minimum financial performance thresholds and could range from 50% to 200% of the targeted dollar amount of the bonus attributable to these financial goals. The maximum bonus payable under the plan to any named executive officer is 175% of his or her target amount.

        The corporate performance goals were revenue (40%) and operating income (25%), both excluding foreign currency exchange impact. The thresholds of corporate performance under the Bonus Plan in order for any portion of the bonus based on corporate performance to be awarded were as follows:

Revenue (excluding foreign currency exchange impact)		Operating Income (excluding foreign currency exchange impact)
2013 Revenue (mils)	Payout as % of Target	2013 Operating Income (mils)	Payout as % of Target
$367.2	50.0%	$30.4	50.0%
$378.9	75.0%	$32.1	75.0%
$390.6	100.0%	$33.8	100.0%
$397.3	120.0%	$35.2	120.0%
$403.5	140.0%	$36.5	140.0%
$410.2	160.0%	$37.9	160.0%
$416.8	180.0%	$39.2	180.0%
$423.1	200.0%	$40.6	200.0%

        Bonuses based on corporate performance were awarded as follows:

Revenue (excluding foreign currency exchange impact)				Operating Income (excluding foreign currency exchange impact)
2013 Revenue (mils)	% Target Achieved	Payout as % of Target	% Revenue Growth	2013 Operating Income (mils)	% Target Achieved	Payout as % of Target	% Operating Income Growth
$381.1	97.6%	81.7%	3.7%	$24.3	71.9%	0.0%	0.0%

        For 2013, the Company reported $381.1 million in revenue (excluding foreign currency exchange impact) and $24.3 million in operating income (excluding foreign currency exchange impact). The achieved operating income did not meet the minimum thresholds of the corporate performance goals. As a result, the Compensation Committee determined that no executive would receive any portion of bonus allocated for the operating income corporate financial performance goals.

        In determining the bonus for each executive officer, the Compensation Committee reviewed the executive's individual performance and the date of employment with the Company for the executives employed during 2013, as well as general corporate performance not otherwise captured in the financial performance goals. The Compensation Committee determined that although a portion of the financial performance goals were not met, the Company's management made substantial progress on key objectives in support of long-term growth. These key objectives included the development of a detailed three-year strategic plan, the recruitment of key additional management team members, the improvement of corporate leadership throughout the organization, and the restructuring of the Company's business units to improve efficiencies and to capitalize on the Company's strengths of product quality and distribution channels. In addition, the Compensation Committee recognized the challenge of the current global economic environment, particularly in markets that represent a significant portion of the Company's business, such as Europe, Russia and the former CIS states, and Mexico. The Committee determined that, in accordance with its discretion as established in the bonus plan, it should award bonuses that reflect each executive officer's solid individual performance in light of the circumstances described above, to achieve their appropriate levels of compensation.

        Applying these factors and methodology, on March 1, 2014, the Board of Directors, based on the recommendation of the Compensation Committee, awarded Mr. Probert a bonus in the amount of $358,063, representing 81.7% of target for net sales revenue, which was earned under the bonus formula, and 35.0% of target for individual performance. The committee also added an additional 5.0% of target based on its discretion and assessment of the challenges faced and overcome during the year by the new management team. A pro-rated potion of the bonus was based on his contributions as Executive Chairman of the Board, prior to his assuming the role of interim Chief Executive Officer. The Compensation Committee reviewed Mr. Probert's performance as CEO and determined that he had met or exceeded certain performance objectives critical to the future growth of the Company including: (i) ensuring a seamless transition following the resignation of the CEO by maintaining the Company's leadership, controls and processes; (ii) restructuring the business around the Company's growth strategy, capabilities, and business segmentation; and (iii) significantly strengthening the Company's scientific organization and capability. In addition, Mr. Probert drove the development and began implementation of a detailed long-range strategic growth plan.

        The Compensation Committee awarded bonuses for the other named executive officers on March 13, 2014 as follows: Mr. Bunker—$96,792; Mr. Roberts—$210,716; and Mr. Tripp—$62,061. Each of the named executive officer's bonus represented 81.7% of target for the net sales revenue goal and 25.0% to 35.0% of targeted bonus for individual performance. In addition, the Committee determined that it would grant an additional one-time bonus of $100,000 to Mr. Strulson as a signing bonus in connection with the commencement of his employment and loss of bonus from his prior employment.

        In determining the bonus for each executive officer, the Compensation Committee reviewed the executive's individual performance and made the following determinations:

Executive	Basis for Committee's Determination
Steve Bunker	As the Company's Chief Financial Officer, Mr. Bunker strengthened the Company's finance department talent and capabilities; improved the Company's budget and planning processes; and developed and implemented a long-term tax strategy and plan.
D. Wynne Roberts
As the Company's President and Chief Operating Officer, Mr. Roberts played a primary role in the development of the long-range strategic growth plan; set clear priorities at the business segment and country level for investment and resources; and effectively implemented the organizational restructuring.
Richard D. Strulson	Mr. Strulson joined the Company in 2013 and received a $100,000 signing bonus, of which $50,000 was paid in 2013, to help offset the impact of losing the bonus opportunity at his prior employer.
Matthew L. Tripp
Dr. Tripp joined the Company in 2013 and has defined and developed the Company's science strategy and vision to achieve higher organic growth and profitability through innovation. He has also evaluated and is working to optimize the product road map in order to enhance competitive differentiation and clinical performance.

        As a result of the financial performance of the Company and its divisions as compared to the prior year, the bonuses for our named executives in 2013 decreased overall compared to the prior year.

        Long-Term Incentives.    We provide long-term incentives in the form of option grants. The Compensation Committee believes that option grants align the interests of the executive officer with those of the shareholders and provide the officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Since 2010, the vesting of options has been tied to the attainment of the Company's operating metrics. The Committee believes that performance-based options further reward long-term decision making and value creation, and align shareholders' and managements' interests.

        2013 Awards.    On March 5, 2013, the Compensation Committee approved the grant of options to purchase shares of Common Stock of the Company under the 2012 Plan to certain named executive officers. The number of shares subject to each grant is as follows: Mr. Probert—100,000 shares, Mr. Bunker—35,000 shares, and Mr. Roberts—70,000 shares. The 2013 option grants vest 75% based on service and 25% based on attainment of performance goals and service. The awards are designed to act as retention tools and to continue to incentivize the officers and align their interests with those of the shareholders. The exercise price per share is $14.98, the closing price per share of our common stock on the grant date. Each option has a term of ten years.

        75% of each option (the "Time-Based Option") vests in equal annual installments over a 4-year period of service measured from the grant date. Each Time-Based Option will accelerate in full upon termination by reason of death or disability and certain terminations of employment following a change in control.

        25% of each option (the "Performance Option") will vest based on achieving pre-determined annual revenue targets over a rolling one-year period provided that the executive remains in employment with the Company through the end of the last quarter in which the performance goal is achieved. The number of shares subject to vesting is as follows:

Revenue Target	Cumulative % of Options Vested
$390.6 million	33.4%
$422.8 million	33.3%
$469.9 million	33.3%

        Each Performance Option will accelerate in full upon a change in control or upon termination of the executive's employment by reason of death or disability. The annual revenue targets were stretch goals intended to focus the officers' efforts on maximizing and sustaining revenue growth over time.

        In connection with the commencement of his employment as Interim Chief Executive Officer, Mr. Probert was granted an option on April 1, 2013 to acquire 25,000 shares at a per share exercise price of $15.72. The option vests in one annual installment upon completion of a year of employment from the grant date. The option will accelerate in full upon (i) any termination of his employment by the Company other than for cause or by reason of death or disability or (ii) a termination for good reason by Mr. Probert within 24 months following a change in control. Immediate vesting will also occur upon a change in control of the Company in which the option is not assumed or replaced.

        Mr. Roberts was granted an option on October 7, 2013 to acquire 50,000 shares at a per share exercise price of $18.32. The option vests in three equal annual installments upon completion of each year of employment over the three-year period from the grant date. The option will accelerate in full upon (i) any termination of his employment by the Company other than for cause or by reason of death or disability or (ii) a termination for good reason by Mr. Roberts within 24 months following a change in control. Immediate vesting will also occur upon a change in control of the Company in which the option is not assumed or replaced.

        In connection with the commencement of his employment, Mr. Strulson was granted an option on November 4, 2013 to acquire 65,000 shares at a per share exercise price of $18.30. The option vests in three equal annual installments upon completion of each year of employment over the three-year period from the grant date. The option will accelerate in full upon (i) any termination of his employment by the Company other than for cause or by reason of death or disability or (ii) a termination for good reason by Mr. Strulson within 24 months following a change in control. Immediate vesting will also occur upon a change in control of the Company in which the option is not assumed or replaced.

        In connection with the commencement of his employment, Mr. Tripp was granted an option on May 6, 2013 to acquire 50,000 shares at a per share exercise price of $14.63. The option vests in three equal annual installments upon completion of each year of employment over the three-year period from the grant date. The option will accelerate in full upon (i) any termination of his employment by the Company other than for cause or by reason of death or disability or (ii) a termination for good reason by Mr. Tripp within 24 months following a change in control. Immediate vesting will also occur upon a change in control of the Company in which the option is not assumed or replaced.

        The Company believes the vesting acceleration of equity awards upon a change in control is appropriate as those awards are designed to serve as the primary vehicle for wealth creation and the accumulation of financial resources for their retirement years, and a change in control event is an appropriate liquidation point for awards intended for such purpose. The Company does not provide the executive officers with any defined benefit pension plan or supplemental executive retirement plan, and the only other opportunities for wealth accumulation and retirement funds is through the limited deferral opportunities provided under the Company's 401(k) savings plan and the non-qualified deferred compensation plan.

        Future Grants.    The Compensation Committee expects to make future grants on a discretionary basis. The Compensation Committee does not have any policy or practice of timing awards to the release of the Company's financial reports.

        Executive Officer Perquisites.    In 2013, we provided each of our named executive officers the opportunity to receive up to $2,500 for tuition assistance; however, none of our executive officers elected to receive tuition assistance. These perquisites are not a significant component of our executive compensation program. In addition, Mr. Probert was reimbursed for commuting expenses, living accommodations and the personal tax liability associated with these benefits.

        Other Programs.    Our executive officers are eligible to participate in our 401(k) employee savings plan, medical plans and other benefit plans on the same basis as all other regular U.S. employees.

        Deferred Compensation Programs.    The Company has adopted a deferred compensation plan, the SEDP, for its executive officers, certain other selected employees and its non-employee directors to enable them to save for retirement by deferring their income and the associated tax to a future date following termination of employment. Under the SEDP, the named executive officers and other participants have the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The Company believes that the SEDP is comparable to similar plans offered by its competitors. The amounts deferred under the SEDP for the named executive officers are reported below in the Summary Compensation Table and the Nonqualified Deferred Compensation Table.

        Hedging.    Company policy prohibits executives from entering into hedging transactions (such as put and call options) that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging the Company's stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings.

        Employment Agreements.    We have entered into employment agreements with each of our named executive officers. We believe that the employment agreements with our named executive officers achieve two important goals crucial to our long-term financial success: the long-term retention of our senior executives and their commitment to the attainment of our strategic objectives. We believe the agreements allow our named executive officers to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. Upon the cessation of a named executive officer's employment due to termination by the Company without cause or by reason of death or incapacity, the named executive officer will receive continued payment of his or her base and reimbursement for medical insurance coverage for a period of 12 months. Mr. Bunker is also entitled to a reimbursement of up to $6,000 of any tax liability incurred by him in the event benefits received pursuant to continued health coverage result in taxable income to Mr. Bunker.

        In 2013, we entered into an employment agreement with Richard D. Strulson to serve as our Executive Vice President, General Counsel and Chief Compliance Officer. A summary of the material terms of Mr. Strulson's agreement are described more fully below.

        In 2013, we entered into an employment agreement with Matthew L. Tripp to serve as our Chief Scientific Officer. A summary of the material terms of Mr. Tripp's agreement are described more fully below.

        The severance payments and benefits for the named executive officers are an important part of employment arrangements designed to retain these named executive officers and provide certainty with respect to the payments and benefits to be provided upon certain termination events.

        In addition, as was described in the proxy statement dated March 29, 2013, issued in advance of the 2013 annual shareholder meeting, we announced the resignation of Michael Dean as our Chief Executive Officer and Director, effective March 31, 2013, and the appointment of Gregory Probert as the Interim Chief Executive Officer, effective April 1, 2013. In connection with Mr. Dean's resignation, we entered into a consulting agreement and amended his employment agreement, and we also amended Mr. Probert's employment agreement in connection with his appointment. On October 2, 2013, we announced that Mr. Probert was appointed as Chief Executive Officer, effective October 1, 2013. The terms of these agreements are discussed in more detail in the section below entitled "Employment Agreements and Potential Payments upon Termination or Change in Control."

        A summary of the material terms of the officer employment agreements, together with a quantification of the severance benefits payable under those agreements to each of the executive officers named in the Summary Compensation Table may be found in the section below entitled "Employment Agreements and Potential Payments upon Termination or Change in Control."

        Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their named executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to non-performance-based compensation under the terms of Section 162(m). We attempt to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The compensation paid to our named executive officers for 2013 did not exceed the $1.0 million threshold per officer. However, as we continue to increase salaries and bonuses for our named executive officers, together with the amounts recognized from equity awards, it is possible that the non-performance-based compensation payable to our named executive officers will exceed the $1.0 million limit in one or more future years. We believe that in establishing the cash and equity incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more named executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the named executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:
Jeffrey D. Watkins
Robert B. Mercer
Mary Beth Springer

        Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee, at any time during 2013, was an officer or employee of the Company. None of our executive officers, with the exception of Mr. Dean and Mr. Probert, as noted above, at any time during

2013, served on the Board of Directors or Compensation Committee of any entity that had one or more executive officers serving as a member of our Board or our Compensation Committee.

Risk Assessment of Compensation Program

        The Company's compensation programs are designed to maintain an appropriate balance between incentives for long-term and short-term performances by utilizing a combination of compensation components, including base salary, annual cash bonus awards, and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of these components, our compensation programs are generally structured so that any cash bonus awards based on short-term performances are not likely to constitute the predominant element of an employee's total compensation package and that other components will serve to balance the package. For this reason, the Company does not believe that its use of any cash bonus awards based upon short-term performance is reasonably likely to encourage excessive risk-taking by the participants in those compensation programs.

        In addition, a significant portion of the compensation provided to named executive officers and other senior officers is in the form of long-term equity awards that are tied to the value of our common stock: as the stock price appreciates, the amount of compensation increases. Accordingly, these awards further align the interests of management with those of the Company's shareholders. The performance goals are tied to targeted levels of our operating margins and are intended to create and sustain long term performance, thereby creating shareholder value. The long period of time in which the performance goals triggering vesting may be achieved discourages unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company's stock price.

Executive Compensation

        The following table sets forth a summary, for the years ended December 31, 2013, 2012 and 2011, of the compensation of the principal executive officer, the principal financial officer and the three most highly compensated executive officers of the Company (not including the principal executive officer and the principal financial officer) whose total compensation for the 2013 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of 2013. The listed individuals shall be hereinafter referred to as the "named executive officers." No other executive officers who would have otherwise been includable in such table on the basis of total compensation for 2013 have been excluded by reason of their termination of employment or change in executive status during that year.

Summary Compensation Table

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)(4)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Gregory L. Probert,	2013	456,865	358,063	775,250	146,545	1,736,723
Chief Executive Officer*	2012	240,000	108,000	361,000	81,311	790,311
	2011	131,077	140,000	1,530,000	3,046	1,804,123
Michael D. Dean,	2013	470,000	—	—	55,010	525,010
Former Chief Executive Officer*	2012	460,231	211,500	722,000	8,373	1,402,104
	2011	400,000	400,000	603,000	8,044	1,411,044
Steve Bunker,	2013	300,173	96,792	215,600	11,001	623,566
EVP, CFO & Treasurer	2012	261,719	89,438	252,700	7,951	611,808
	2011	239,000	195,263	120,600	7,710	562,573
D. Wynne Roberts,	2013	384,635	210,716	821,700	20,430	1,437,481
President & COO	2012	293,870	195,000	1,054,350	3,341	1,546,561
	2011	—	—	—	—	—
Richard D. Strulson,	2013	49,269	50,000	507,000	78,184	684,453
EVP, GC & CCO	2012	—	—	—	—	—
	2011	—	—	—	—	—
Matthew L. Tripp,	2013	181,923	62,061	292,000	66,814	602,798
Chief Scientific Officer	2012	—	—	—	—	—
	2011	—	—	—	—	—

*
On March 6, 2013, we announced the resignation of Mr. Dean as Chief Executive Officer and Director of the Company, effective March 31, 2013, and the appointment of Mr. Probert as the Interim Chief Executive Officer and full-time status, effective April 1, 2013. Mr. Probert had previously been serving as Executive Chairman of the Board with a 50% time commitment. Subsequently, Mr. Probert was appointed as the Chief Executive Officer, effective October 1, 2013.

(1)
Amounts for 2013 include amounts that were deferred from the executive salaries into the 401(k) plan for 2013, as follows: Mr. Probert—$14,771; Mr. Dean—$16,830; Mr. Bunker—$23,000; Mr. Roberts—$0; Mr. Strulson—$1,762; and Mr. Tripp—$13,164.

(2)
Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 10 to the Notes to Consolidated Financial Statements set forth in Item 8 of the 2012 Annual Report filed on Form 10-K filed with the SEC on March 17, 2014 for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The option awards include both time-based stock options and performance-based stock options. With respect to the performance-based stock options, the aggregate grant date fair value is based on the probable outcome of the attainment of the performance goals. For this purpose, the probable outcome of the attainment of the performance goals is full attainment.

(3)
"All Other Compensation" includes the following amounts paid by the Company for the fiscal year ended December 31, 2013. The amounts disclosed are the actual costs to the Company of providing these benefits.

Name	401(k) Plan Company Contribution ($)	Life Insurance Premium ($)	Disability Insurance Premium ($)	Miscellaneous Other ($)		Total ($)
Gregory L. Probert	7,650	—	405	138,490	(A)	146,545
Michael D. Dean	7,650	439	133	46,788	(B)	55,010
Steve Bunker	7,650	2,991	360	—		11,001
D. Wynne Roberts	—	3,739	540	16,151	(C)	20,430
Richard D. Strulson	1,057	—	60	77,067	(D)	78,184
Matthew L. Tripp	4,607	2,448	240	59,519	(E)	66,814

(A)
Includes the reimbursement of commuting expenses, living accommodations and the personal tax liability associated with these benefits of $138,490.

(B)
Includes payments made to Mr. Dean in connection with his resignation as CEO as follows (1) $36,195 for Mr. Dean's PTO balance at the time of resignation and (2) $10,593 for the cost of COBRA coverage for the 12 month period following the date of Mr. Dean's resignation.

(C)
Includes the reimbursement of relocation expenses of $16,151.

(D)
Includes the lump sum payment in-lieu of relocation expenses of $75,000 and the cost of COBRA coverage of $2,067.

(E)
Includes the reimbursement of relocation expenses of $59,519.
(4)
For a detailed discussion of bonus payments made in 2013 under the Company's cash bonus program, see the section above entitled "Compensation Discussion and Analysis—Cash bonus."

 Grants of Plan-Based Awards in Fiscal Year 2013

        The following table provides certain summary information concerning each grant of an award made to named executive officers in 2013 under a compensation plan.

									Aggregate Grant Date Fair Value of Stock Option Awards ($)(4)
			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)		Adjusted Exercise or Base Price of Option Awards
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)
Gregory L. Probert	3/5/2013	(1)	18,750	75,000	—	14.98	*	13.48	462,000
Gregory L. Probert	3/5/2013	(2)	7,750	25,000	—	14.98	*	13.48	154,000
Gregory L. Probert	4/1/2013	(3)	25,000	25,000	—	15.72	*	13.48	159,250
Steve Bunker	3/5/2013	(1)	6,563	26,250	—	14.98	*	13.48	161,700
Steve Bunker	3/5/2013	(2)	2,713	8,750	—	14.98	*	13.48	53,900
D. Wynne Roberts	3/5/2013	(1)	13,125	52,500	—	14.98	*	13.48	323,400
D. Wynne Roberts	3/5/2013	(2)	5,834	17,500	—	14.98	*	13.48	108,800
D. Wynne Roberts	10/7/2013	(4)	16,667	50,000	—	18.32		18.32	390,500
Richard D. Strulson	11/4/2013	(5)	21,667	65,000	—	18.30		18.30	507,000
Matthew L. Tripp	5/6/2013	(6)	16,667	50,000	—	14.63	*	13.11	292,000

*
On August 29, 2013, the Company paid a special one-time cash dividend of $1.50 per common share. In accordance with the provisions of the Company's stock incentive plans, the exercise price of all outstanding stock options on the ex-dividend date were decreased by $1.50 per share in order to prevent a dilution of benefits or potential benefits intended to be made available to the stock option holders.

(1)
Option grant vests in four equal annual installments over each year of service measured from March 5, 2013, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. These options are also subject to accelerated vesting upon a change of control of the Company. See section below entitled "Employment Agreements and Potential Payments upon Termination or Change in Control."

(2)
Option grant vests as follows upon achievement of pre-determined revenue targets over a rolling one-year period commencing April 1, 2014, provided the executive remains in employment with the Company through the end of the last quarter in which the performance goal is achieved.

Revenue Target	Cumulative % of Options Vested
$390.6 million	33.4%
$422.8 million	33.3%
$469.9 million	33.3%

  These options are also subject to accelerated vesting upon a change of control of the Company or termination of the executive's employment by reason of death or disability.

(3)
Option grant vests April 1, 2014, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. These options are also subject to accelerated vesting upon a change of control of the Company.

(4)
Option grant vests in three equal annual installments over each year of service measured from October 7, 2013, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. These options are also subject to accelerated vesting upon a change of control of the Company.

(5)
Option grant vests in three equal annual installments over each year of service measured from November 4, 2013, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. These options are also subject to accelerated vesting upon a change of control of the Company.

(6)
Option grant vests in three equal annual installments over each year of service measured from May 6, 2013, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. These options are also subject to accelerated vesting upon a change of control of the Company.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2013.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Gregory L. Probert	100,000	—	—	13.55	6/16/2021	(1)
	66,666	33,334	—	13.55	6/16/2021	(2)
	9,375	28,125	—	13.02	3/1/2022	(3)
	—	—	12,500	13.02	3/1/2022	(4)
	—	75,000	—	13.48	3/5/2023	(5)
	—	—	25,000	13.48	3/5/2023	(6)
	—	25,000	—	14.22	4/1/2023	(7)
TOTAL	176,041	161,459	37,500
Michael D. Dean	62,808	—	—	7.01	3/31/2015	(8)
	50,000	—	—	7.01	3/31/2015	(9)
	150,000	—	—	7.38	3/31/2015	(9)
	75,000	—	—	13.02	3/31/2015	(10)
TOTAL	337,808	—	—
Steve Bunker	44,000	—	—	9.87	5/10/2020	(9)
	30,000	—	—	7.38	1/3/2021	(9)
	6,563	19,687	—	13.02	3/1/2022	(3)
	—	—	8,750	13.02	3/1/2022	(4)
	—	26,250	—	13.48	3/5/2023	(5)
	—	—	8,750	13.48	3/5/2023	(6)
TOTAL	80,563	45,937	17,500
D. Wynne Roberts	45,000	90,000	—	14.35	2/6/2022	(11)
	—	52,500	—	13.48	3/5/2023	(5)
	—	—	17,500	13.48	3/5/2023	(6)
	—	50,000	—	18.32	10/7/2023	(12)
TOTAL	45,000	192,500	17,500
Richard D. Strulson	—	65,000	—	18.30	11/4/2023	(13)
TOTAL	—	65,000	—
Matthew L. Tripp	—	50,000	—	13.13	5/6/2023	(14)
TOTAL	—	50,000	—

        On March 6, 2013, we announced the resignation of Mr. Dean as Chief Executive Officer and Director of the Company, effective March 31, 2013. In connection with Mr. Dean's resignation, the Company entered into an amendment to his employment agreement that accelerated the vesting of Mr. Dean's remaining unvested time-based stock options and extended the post-termination exercise period of Mr. Dean's stock options to 24 months. This was reported in the proxy filed on March 29, 2013.

        On August 29, 2013, the Company paid a special one-time cash dividend of $1.50 per common share. In accordance with the provisions of the Company's stock incentive plans, the exercise price of all outstanding stock options on the ex-dividend date were decreased by $1.50 per share in order to prevent a dilution of benefits or potential benefits intended to be made available to the stock option holders.

(1)
Option grant vested in three equal installments upon the achievement of 6.0%, 8.0% or 10.0% operating income margins as reported, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters.

(2)
Option vests in three equal annual installments over each year of service, measured from June 16, 2011, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(3)
Option vests in four equal annual installments over each year of service measured from March 1, 2012, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability, certain terminations following a change of control of the Company, or upon an involuntary termination without cause of the executive by the Company. The option will vest with respect to the additional shares in which the executive would have vested had the executive remained employed for an additional period of 12 months.

(4)
Option grant vests based upon the achievement of between 5.0% and 10.0% cumulative annual net sales revenue growth over a rolling two year period commencing January 1, 2014, subject to the Company maintaining at least an 8.0% operating income margin during the applicable period. The options held by our named executive officers are subject to accelerated vesting upon a change of control of the Company or termination of the executive's employment by reason of death or disability.

(5)
Option vests in four equal annual installments over each year of service measured from March 5, 2013, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability or certain terminations following a change of control of the Company.

(6)
Option grant vests based upon the achievement of between $390.6 million and $469.9 million in rolling annual net sales revenue over a one-year period commencing April 1, 2013. The options held by our named executive officers are subject to accelerated vesting upon a change of control of the Company or termination of the executive's employment by reason of death or disability.

(7)
Options vest April 1, 2014, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(8)
Option vested in three equal annual installments over each year of service measured from March 12, 2010.

(9)
Option grant vested in three equal installments upon the achievement of 6.0%, 8.0% or 10.0% operating income margins as reported, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters.

(10)
Option vested in connection with Mr. Dean's resignation as Chief Executive Officer on March 6, 2013.

(11)
Option vests in three equal annual installments over each year of service measured from February 6, 2012, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.

(12)
Option vests in three equal annual installments over each year of service measured from October 7, 2013, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.

(13)
Option vests in three equal annual installments over each year of service measured from November 4, 2013, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company.

(14)
Option vests in three equal annual installments over each year of service measured from May 6, 2013, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

Option Exercises

        The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options by the named executive officers as of December 31, 2013.

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)
Michael D. Dean	112,192	1,292,032
Steve Bunker	15,000	221,250

Pension Benefits

        The Company does not have a pension plan in which the named executive officers can participate to receive payments or other benefits at, following, or in connection with retirement.

Employment Agreements and Potential Payments Upon a Change in Control

        The Company has employment agreements in place with each of its named executive officers. Among other things, these employment agreements set minimum annual base salaries for each named executive officer and also establish that each named executive officer is eligible to participate in the Company's executive bonus program. Payment of any bonus will be at the sole discretion of the Compensation Committee. The following table includes the minimum annual base salary pursuant to the terms of their respective employment agreements and their base salaries as of December 31, 2013, as established by the Compensation Committee in accordance with the terms of their respective employment agreements:

Name	Minimum Annual Base Salary ($)	Base Salary as of December 31, 2013 ($)
Gregory L. Probert	240,000	525,000
Steve Bunker	200,360	305,000
D. Wynne Roberts	325,000	415,000
Richard D. Strulson	305,000	305,000
Matthew L. Tripp	275,000	275,000

        Pursuant to the terms of the employment agreement for each of our named executive officers (other than Mr. Probert, whose agreement is described below), each named executive officer is eligible to receive certain termination benefits. The employment agreements for our named executive officers provide that in the event the named executive officer is terminated by the Company without cause or in the event the named executive officer's employment ceases due to death or incapacity, he will be entitled to receive a severance payment equal to his annual base salary for the year of termination payable in 12 equal monthly installments and continued medical insurance coverage for 12 months, together with a reimbursement of up to $6,000 of any tax liability incurred by the executive in the event benefits received pursuant to such continued coverage result in taxable income to the executive. Pursuant to the terms of their employment agreements, for a period of one year after the cessation of the named executive officer's employment, the named executive officer will be subject to certain non-compete and non-solicitation covenants.

Mr. Probert's Employment Agreement

        On June 16, 2011, we entered into an employment agreement with Mr. Probert, who served as the Company's Executive Vice Chairman and as a member of the Board of Directors at the time, but became Executive Chairman effective January 1, 2013, interim Chief Executive Officer, effective April 1, 2013, and Chief Executive Officer, effective October 1, 2013. His original agreement provides for a minimum base salary of $240,000 for a 50% time commitment which is subject to at least an annual review by the Compensation Committee and a target bonus of 100% of his base salary. The agreement has a term of three years and provides that in the event of his employment being terminated by the Company without cause, or by him for "good reason", or by reason of death or disability, he will be entitled to receive a severance payment equal to his base salary throughout the then remaining term of his employment agreement or to his base salary for 12 months from and after such termination payable in 12 equal monthly installments, whichever is greater. Pursuant to Mr. Probert's employment agreement, "good reason" occurs when (i) without Mr. Probert's express written consent, (a) there is a material breach by the Company of any material contractual obligation to Mr. Probert under the terms of his employment agreement, (b) Mr. Probert's title or position is changed to one of lesser stature and materially less authorities, duties or responsibilities; (c) he is required to report to an office or governing body lower than the Board of Directors (in his role as a member of the Board) or the chief executive officer (in his executive role) or (d) he is no longer serving as a member of the Board of Directors for any reason other than his resignation or removal for cause, (ii) Mr. Probert provides written notice of such breach or diminution to the Company within sixty (60) days of his knowledge of the occurrence of the event giving rise to good reason; (iii) the Company fails to cure the breach or diminution within thirty (30) days after receipt of such notice; and (iv) Mr. Probert terminates his employment with the Company within thirty (30) days following the expiration of such cure period. In the event that any severance payments or benefits in connection with a change in control result in an excise tax under Section 280G of the Internal Revenue Code, the payments and benefits will be subject to reduction so as to maximize his net after tax benefit after taking into account all taxes (including any such excise tax).

        Pursuant to the terms of his employment agreement, on June 16, 2011, Mr. Probert was also granted two options under the 2009 Plan as follows: an option to purchase 100,000 shares of Common Stock of the Company, which vests in three equal annual installments over each year of service measured from June 16, 2011, and an option to purchase 100,000 shares of Common Stock of the Company, which vests in three equal installments upon the achievement of 6%, 8% and 10% operating income margins as reported, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters over the term of the option, provided Mr. Probert remains in employment with the Company through the end of the last quarter in which the performance goal is achieved. The options are subject to accelerated vesting upon a change in control or upon Mr. Probert's involuntary termination by the Company other than for cause or by him for good reason. Each option granted to Mr. Probert has a term of ten years.

        On March 6, 2013, the Board of Directors appointed Mr. Probert as the Interim Chief Executive Officer effective April 1, 2013. In connection with the appointment, we amended Mr. Probert's employment agreement to provide, among other things, an annual base salary of $525,000 for full-time status and the grant of options to purchase 25,000 shares of common stock with an exercise price equal to the closing price on April 1, 2013, the effective date of the amendment. Such options become fully vested and exercisable on the one-year anniversary of the effective date, provided that Mr. Probert continues his employment through such date. Mr. Probert is also eligible to receive options in 2013 to purchase 100,000 shares of common stock on the same terms and conditions as those offered to other executive employees of the Company. The amendment also clarifies that the relinquishment of Mr. Probert's position as the Interim Chief Executive Officer will not constitute a termination by the Company or ground for termination for "good reason" as long as he retains his position as the Executive Chairman.

        On October 2, 2013, the Board of Directors appointed Mr. Probert as the Chief Executive Officer effective October 1, 2013. In connection with the appointment, we amended Mr. Probert's employment agreement to provide, among other things, that upon the cessation of his employment due to termination by the Company without cause or by reason of his death or incapacity, he will receive continued payment of his base salary and medical insurance coverage for a period of 12 months.

Mr. Dean's Amended Employment Agreement and Consulting Agreement

        On March 6, 2013, we announced the resignation of Mr. Dean as the Chief Executive Officer and Director of the Company, effective March 31, 2013. In connection with the resignation, we entered into an amendment to his employment agreement (the "Amended Employment Agreement"), which modified certain terms relating to Mr. Dean's severance benefits, including the following:

  •
  extending the restricted period during which Mr. Dean shall comply with the non-compete covenants from 12 months to 24 months and modifying the definition of "Competing Business" in the non-compete covenants;

  •
  extending the post-termination exercise period of Mr. Dean's stock options (except for the performance-based portion of such options) to 24 months;

  •
  accelerating vesting of the remaining unvested time-based stock options previously granted to Mr. Dean (covering a total of 37,500 shares);

  •
  payment by the Company of life insurance premiums and COBRA for a period of 18 months after the resignation; and

  •
  providing for reimbursement of transition costs in an amount not to exceed $50,000, relocation costs of up to $15,000 and realtor fees of up to $40,000.

Furthermore, Mr. Dean's original employment agreement provided for a cash severance payment equal to his annual base salary if Mr. Dean was terminated without cause. The Amended Employment Agreement amended this provision, pursuant to which the Company will pay Mr. Dean a cash severance payment of $470,000, payable in twelve (12) equal monthly installments with the first installment to be made on April 15, 2014 and the last installment to be made on March 15, 2015 (the "Severance Payment").

        In addition, in connection with his resignation, we and Mr. Dean entered into a consulting agreement dated as April 1, 2013 (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Mr. Dean will provide certain services to the Company as and when reasonably requested by the Company's new Chief Executive Officer. In exchange for the agreement to provide such services and the execution of a general release as required under his employment agreement, the Company agreed to pay Mr. Dean a fee equal to $470,000 for the period from April 1, 2013 to March 15, 2014, payable on a monthly basis in 12 equal installments. Mr. Dean also agreed to comply with certain non-competition covenants under the Consulting Agreement. In the event of a "change of control" as defined in the Amended Employment Agreement, the Consulting Agreement will terminate and the Company will be required to pay Mr. Dean the remaining balance of the Severance Payment and any unpaid fees under the Consulting Agreement.

Mr. Strulson's Employment Agreement

        In 2013, we entered into an employment agreement with Mr. Strulson, who serves as the Company's Executive Vice President, General Counsel and Chief Compliance Officer. His agreement provides for a minimum base salary of $305,000, which is subject to at least an annual review by the Compensation Committee of the Board of Directors. In addition, Mr. Strulson is eligible to participate in the Company's cash bonus, option grants, and other performance-based incentives. Upon the cessation of his employment due to termination by the Company without cause or by reason of his death or incapacity, he will receive continued payment of his base salary and medical insurance coverage for a period of 12 months.

        Pursuant to the terms of his employment agreement, on November 4, 2013, Mr. Strulson was also granted options under the 2012 Plan to purchase 65,000 shares of Common Stock of the Company, which vest in three equal annual installments over each year of service measured from November 4, 2013. The options are subject to accelerated vesting upon a change in control.

Mr. Tripp's Employment Agreement

        In 2013, we entered into an employment agreement with Mr. Tripp, who serves as the Chief Scientific Officer. His agreement provides for a minimum base salary of $275,000, which is subject to at least an annual review by the Compensation Committee of the Board of Directors. In addition, Mr. Tripp is eligible to participate in the Company's cash bonus, option grants, and other performance-based incentives. Upon the cessation of his employment due to termination by the Company without cause or by reason of his death or incapacity, he will receive continued payment of his base salary and medical insurance coverage for a period of 12 months.

        Pursuant to the terms of his employment agreement, on May 6, 2013, Mr. Tripp was also granted options under the 2012 Plan to purchase 50,000 shares of Common Stock of the Company, which vests in three equal annual installments over each year of service measured from May 6, 2013. The options are subject to accelerated vesting upon a change in control.

  Equity Awards

        Each outstanding option held by our named executive officers will accelerate in full upon a termination for good reason by the executive within 24 months following a change in control. Immediate vesting will also occur upon a change in control of the Company in which the option is not assumed or replaced. A change in control generally includes: (i) acquisition of more than fifty percent (50%) of the Company's voting stock by any person or group of related persons; (ii) consummation of a merger or consolidation as a result of which less than 50% of the outstanding voting securities are owned by stockholders of the Company immediately prior to such reorganization, (iii) consummation of a sale of all or substantially all of the Company's assets, (iv) a change in the composition of the Board such that a majority of the directors who are currently on the Board, together with those subsequently nominated by such directors, no longer constitute a majority of the Board.

Potential Payments upon Termination

        The following table sets forth the estimated payments and benefits that would have been payable to all of the named executive officers under their agreements in the termination circumstances as described above had their employment terminated on December 31, 2013. All cash payments are assumed to be made in a lump sum and would be paid by the Company. There is no Change-in-Control excise tax protection provided to any of the named executive officers. The amounts set forth in this table represent estimates and forward-looking information that is subject to substantial variation, based on the timing of the triggering event. The Company cautions the reader to consider these limitations in reviewing the following table.

	Mr. Probert	Mr. Bunker	Mr. Roberts	Mr. Strulson	Mr. Tripp
Salary severance	$525,000	$305,000	$415,000	$305,000	$275,000
Continued Medical Insurance Coverage	8,100	8,100	8,100	8,100	8,100
Value of Accelerated Vesting(1)	761,857	256,679	536,100	—	209,500
Other Benefits(2)	—	6,000	—	—	—

TOTAL	1,294,957	575,779	959,200	313,100	492,600

(1)
Represents the intrinsic value of accelerated vesting of all outstanding options based on $17.32 closing price per share of Common Stock on December 31, 2013.

(2)
Represents reimbursement of up to $6,000 of any tax liability incurred by the named executive officer in the event benefits received pursuant to continued medical insurance coverage result in taxable income to the named executive officer.

Potential Payment upon a Change in Control (No Termination of Employment)

        The following outstanding equity awards held by each named executive officer will vest in full upon a change in control transaction.

	Mr. Probert	Mr. Bunker	Mr. Roberts	Mr. Strulson	Mr. Tripp
Value of Accelerated Vesting(1)	$761,857	$256,679	$536,100	—	209,500

(1)
Represents the intrinsic value of the accelerated vesting of all of the named executive officer's stock options based on the $17.32 closing price per share of the Company's Common Stock on December 31, 2013.

 Equity Compensation Plans

        The following table contains information regarding the Company's equity compensation plans as of December 31, 2013:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,955,556	$12.59	403,864

(1)
Consists of two plans: The Nature's Sunshine Products, Inc. 2012 Stock Incentive Plan (the "2012 Incentive Plan") and the Nature's Sunshine Products, Inc. 2009 Stock Incentive Plan (the "2009 Incentive Plan"). The 2012 Incentive Plan was approved by shareholders on August 1, 2012. The 2009 Incentive Plan was approved by shareholders on November 6, 2009. The terms of these plans are summarized in Note 10, "Capital Transactions", of the Notes to Consolidated Financial Statements in Item 8, Part 2 of form 10-K filed on March 17, 2014, with the SEC.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        The Board's Audit Committee is responsible for review, approval, or ratification of "related-party transactions" as defined under applicable SEC rules that involve the Company or its subsidiaries. We have adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related party has a direct or indirect material interest. If the Audit Committee determines a related party has a material interest in a transaction, the Audit Committee may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

        Eugene L. Hughes, a former member of our Board of Directors, retired as an employee of the Company effective as of December 22, 2008. The Company and Mr. Hughes entered into a Retirement and Consulting Agreement, dated as of December 9, 2008, pursuant to which Mr. Hughes provides consulting services to the Company for an initial term of eight years following his retirement. In exchange for such consulting services, Mr. Hughes will receive (i) annual compensation of $215,000 for the first two years of service, (ii) annual compensation of $100,000 for the remainder of the initial term, (iii) annual compensation of $50,000 for each year in which he provides services after the initial term, and (iv) certain medical and life insurance benefits.

        Kristine F. Hughes, the Vice Chairperson of our Board of Directors, is the spouse of Mr. Hughes, who is an emeritus member of our Board of Directors.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.

        This year, a number of brokers with account holders who are our shareholders will be "householding" the proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.

Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, you may (i) notify your broker, (ii) direct your written request to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, or (3) contact Nature's Sunshine directly at (801) 341-7900. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request at the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of these materials was delivered.

 OTHER MATTERS

        The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the proxies in the enclosed form will be voted in accordance with the judgment of the person voting the proxies.

  Whether or not you plan to attend the Annual Meeting and regardless of the number of shares you hold, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.proxyvote.com. To limit printing and other expenses for the Company and its shareholders, shareholders will not receive a printed copy of the proxy materials unless they have previously made a permanent election to receive these materials in printed form. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors
/s/ RICHARD D. STRULSON Richard D. Strulson
Lehi, Utah	Executive Vice President, General Counsel,
March 28, 2014	Chief Compliance Officer and Secretary

NATURE’S SUNSHINE PRODUCTS, INC.

PROXY OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 7, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, having received the notice of Annual Meeting of Shareholders and Proxy Statement, hereby revokes all previous proxies and appoints Gregory L. Probert and Steve Bunker, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Nature’s Sunshine Products, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Nature’s Sunshine Products, Inc. Annual Meeting of Shareholders to be held on May 7, 2014, at 10:00 AM Mountain Daylight Time, at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS TWO, THREE, AND FOUR. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK, AS SHOWN HERE: ☒.

1.                                      Proposal One. Election of Directors (Term to Expire at the 2015 Annual Meeting)

☐	FOR all nominees	Nominees:	☐ Willem Mesdag
☐ Jeffrey D. Watkins
☐ Mary Beth Springer
☐ Robert B. Mercer
☐ Gregory L. Probert
☐	WITHHOLD AUTHORITY to vote for all nominees
☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and mark the box next to each nominee you wish to withhold, as shown here: ☒

2.                                      Proposal Two. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.                                      Proposal Three. An advisory resolution to approve the compensation of the named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS TWO AND THREE. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Signature of Shareholder	Signature of Shareholder

Date	Date

NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.